                            SERIES B PREFERRED STOCK

                               PURCHASE AGREEMENT

                              DATED JULY 11, 1995

                     BY AND AMONG CENTENNIAL SECURITY, INC.

                                      and

                            CENTENNIAL FUND IV, L.P.

                      CHEMICAL VENTURE CAPITAL ASSOCIATES

                 HANCOCK VENTURE PARTNERS IV--DIRECT FUND, L.P.

                                 LARIMER & CO.

                                      and

                             MASADA SECURITY, INC.
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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.  Authorization and Closing . . . . . . . . . . . . . . . . . . . . . . . . 1

         1A.     Authorization of the Series B Preferred Stock  . . . . . . . 1
         1B.     Purchase and Sale of the Series B Preferred Stock  . . . . . 1
         1C.     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . 1

2.  Conditions of the Purchasers' Obligation at the Closing . . . . . . . . . 2

         2A.     Representations and Warranties; Covenants  . . . . . . . . . 2
         2B.     Amendment to Certificate of Incorporation  . . . . . . . . . 2
         2C.     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2D.     Blue Sky Clearance . . . . . . . . . . . . . . . . . . . . . 2
         2E.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2F.     Registration Agreement . . . . . . . . . . . . . . . . . . . 2
         2G.     Stockholders Agreement . . . . . . . . . . . . . . . . . . . 2
         2H.     Conversion of Class B Common Stock . . . . . . . . . . . . . 2
         2I.     Collateral Assignment and Pledge Agreement . . . . . . . . . 3
         2J.     Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . 3
         2K.     Opinion of the Company's Counsel . . . . . . . . . . . . . . 3
         2L.     Closing Documents  . . . . . . . . . . . . . . . . . . . . . 3
         2M.     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . 4
         2N.     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         3A.     Financial Statements and Other Information . . . . . . . . . 4
         3B.     Inspection of Property . . . . . . . . . . . . . . . . . . . 8
         3C.     Attendance at Board Meetings . . . . . . . . . . . . . . . . 8
         3D.     Restrictions . . . . . . . . . . . . . . . . . . . . . . . . 8
         3E.     Compliance with Agreements . . . . . . . . . . . . . . . .  11
         3F.     Current Public Information . . . . . . . . . . . . . . . .  11
         3G.     Affirmative Covenants  . . . . . . . . . . . . . . . . . .  12
         3H.     Termination of Covenants . . . . . . . . . . . . . . . . .  13

4.  Transfer of Restricted Securities . . . . . . . . . . . . . . . . . . .  13

         4A.     General Provisions . . . . . . . . . . . . . . . . . . . .  13
         4B.     Opinion Delivery . . . . . . . . . . . . . . . . . . . . .  13
         4C.     Rule 144A  . . . . . . . . . . . . . . . . . . . . . . . .  13

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         4D.     Legend Removal . . . . . . . . . . . . . . . . . . . . . .  13

5.  Representations and Warranties of the Company . . . . . . . . . . . . .  14

         5A.     Organization and Corporate Power . . . . . . . . . . . . .  14
         5B.     Capital Stock and Related Matters  . . . . . . . . . . . .  14
         5C.     Subsidiaries; Investments  . . . . . . . . . . . . . . . .  15
         5D.     Authorization; No Breach . . . . . . . . . . . . . . . . .  15
         5E.     Financial Statements . . . . . . . . . . . . . . . . . . .  16
         5F.     Absence of Undisclosed Liabilities . . . . . . . . . . . .  16
         5G.     No Material Adverse Change . . . . . . . . . . . . . . . .  16
         5H.     Governmental Consent, etc  . . . . . . . . . . . . . . . .  16
         5I.     Absence of Certain Developments  . . . . . . . . . . . . .  17
         5J.     Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5K.     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  18
         5L.     Contracts and Commitments  . . . . . . . . . . . . . . . .  19
         5M.     Customers and Suppliers  . . . . . . . . . . . . . . . . .  21
         5N.     Intellectual Property Rights . . . . . . . . . . . . . . .  21
         5O.     Litigation, etc. . . . . . . . . . . . . . . . . . . . . .  22
         5P.     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . .  22
         5Q.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  23
         5R.     Employees  . . . . . . . . . . . . . . . . . . . . . . . .  23
         5S.     Compliance with Laws . . . . . . . . . . . . . . . . . . .  24
         5T.     Small Business Matters . . . . . . . . . . . . . . . . . .  24
         5U.     Affiliated Transactions  . . . . . . . . . . . . . . . . .  24
         5V.     Investment in United States Real Property Interests  . . .  25
         5W.     Unrelated Business Taxable Income  . . . . . . . . . . . .  25
         5X.     Qualified Small Business . . . . . . . . . . . . . . . . .  25
         5Y.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  25
         5Z.     Closing Date . . . . . . . . . . . . . . . . . . . . . . .  26

6.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         7A.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7B.     Remedies . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7C.     Purchasers' Representations and Warranties . . . . . . . .  31
         7D.     Preferred Stock Redemption . . . . . . . . . . . . . . . .  33
         7E.     Common Stock Put . . . . . . . . . . . . . . . . . . . . .  34
         7F.     SBIC Regulatory Provisions . . . . . . . . . . . . . . . .  36

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         7G.     Regulatory Compliance Cooperation  . . . . . . . . . . . .  38
         7H.     Amendment of the 1994 Purchase Agreement and
                 the Masada Purchase Agreement  . . . . . . . . . . . . . .  39
         7I.     Consent to Amendments  . . . . . . . . . . . . . . . . . .  39
         7J.     Survival of Representations and Warranties . . . . . . . .  39
         7K.     Successors and Assigns . . . . . . . . . . . . . . . . . .  39
         7L.     Severability . . . . . . . . . . . . . . . . . . . . . . .  39
         7M.     Counterparts . . . . . . . . . . . . . . . . . . . . . . .  40
         7N.     Descriptive Headings; Interpretation . . . . . . . . . . .  40
         7O.     Governing Law  . . . . . . . . . . . . . . . . . . . . . .  40
         7P.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7Q.     Understanding Among the Purchasers . . . . . . . . . . . .  40
         7R.     No Strict Construction . . . . . . . . . . . . . . . . . .  40
         7S.     Indemnification  . . . . . . . . . . . . . . . . . . . . .  40

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                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT


                 THIS AGREEMENT is made as of July 11, 1995, by and among Centennial Security, Inc., a Delaware corporation (the "Company"), Centennial Fund IV, L.P., a Delaware limited partnership ("Centennial"), Chemical Venture Capital Associates, a California limited partnership ("Chemical"), Hancock Venture Partners IV--Direct Fund, L.P., a Delaware limited partnership ("Hancock"), Larimer & Co., a Delaware corporation ("Larimer"), and Masada Security, Inc., a Delaware corporation ("Masada") (Hancock and Chemical being referred to herein as the "New Investors" and Hancock, Chemical, Centennial, Larimer and Masada being referred to herein collectively as the "Purchasers"). Capitalized terms used herein and not defined elsewhere herein are defined in
Section 6 hereof.

                 Section 1.  Authorization and Closing.

                 1A.      Authorization of the Series B Preferred Stock.  The
Company shall authorize the issuance and sale to the Purchasers of 438,049 shares of its Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), having the rights and preferences set forth in Exhibit A hereto. The Series B Preferred Stock is convertible into shares of the Company's Common Stock, par value $.001 per share (the "Common Stock").

                 1B.      Purchase and Sale of the Series B Preferred Stock.
Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase and acquire from the Company, the number of shares of Series B Preferred Stock set forth opposite such Purchaser's name on the Purchasers Schedule attached hereto at a price of $27.50 per share. The sale of Series B Preferred Stock to each Purchaser shall constitute a separate sale hereunder.

                 1C.      The Closing.  The closing of the purchase and sale of
the Series B Preferred Stock (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m. on July 11, 1995, or at such other place or on such other date as may be mutually agreeable to the Company and the Purchasers. At the Closing, the Company shall deliver to the Purchasers stock certificates evidencing the Series B Preferred Stock to be purchased by the Purchasers, registered in each Purchaser's or its nominee's name, upon payment of the purchase price thereof by wire transfer of immediately available funds to an account designated by the Company, in the amount set forth opposite such Purchaser's name on the Purchasers Schedule attached hereto.

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                 Section 2.  Conditions of the Purchasers' Obligation at the
Closing. The obligation of each Purchaser to purchase and pay for the Series B Preferred Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                 2A.      Representations and Warranties; Covenants.  The
representations and warranties contained in Section 5 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

                 2B.      Amendment to Certificate of Incorporation.  The
Company's Certificate of Incorporation (the "Certificate of Incorporation") shall have been amended to include the provisions set forth in Exhibit A hereto (the "Charter Amendment"), shall be in full force and effect under the laws of the State of Delaware as of the Closing as so amended and shall not have been further amended or modified.

                 2C.      Bylaws.  The Company's bylaws as in effect on the
date hereof shall be in full force and effect as of the Closing and shall not have been amended or modified.

                 2D.      Blue Sky Clearance.  The Company shall have made all
filings under applicable state securities laws, if any, necessary to consummate the issuance of the Series B Preferred Stock pursuant to this Agreement in compliance with such laws.

                 2E.      Expenses.  At the Closing, the Company shall have
reimbursed the Purchasers for the Purchasers' Expenses (to the extent then known) as provided in paragraph 7A hereof.

                 2F.      Registration Agreement.  The Company and the
Purchasers shall have entered into a Registration Agreement (the "Registration Agreement") substantially in the form of Exhibit B attached hereto, and the Registration Agreement shall be in full force and effect as of the Closing.

                 2G.      Stockholders Agreement.  The Company and the
Purchasers shall have entered into a Stockholders Agreement (the "Stockholders Agreement") substantially in the form of Exhibit C attached hereto, and the Stockholders Agreement shall be in full force and effect as of the Closing.

                 2H.      Conversion of Class B Common Stock.  All of the Class
B Common Stock of the Company, par value $.001 per share, shall be converted into shares of Common Stock at or prior to the Closing.

                 2I.      Collateral Assignment and Pledge Agreement.  At or
prior to the Closing, Robert J. Shiver and the Company shall have entered into the Collateral Assignment and Pledge Agreement contemplated by the Promissory Note dated as of May 31, 1995 issued by Robert J. Shiver to the Company.

                 2J.      Due Diligence.  Each of the Purchasers shall be
satisfied with the results of its and its representatives' due diligence investigation and evaluation of the Company.

                 2K.      Opinion of the Company's Counsel.  Each Purchaser
shall have received from Buchanan Ingersoll, P.C., counsel for the Company, an opinion with respect to the matters set forth in Exhibit D attached hereto, which shall be addressed to each Purchaser, dated the date of the Closing and in form and substance reasonably satisfactory to each Purchaser.

                 2L.      Closing Documents.  The Company shall have delivered
the following documents to the Purchasers:

                 (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in paragraphs 2A through 2I, inclusive, and this paragraph 2L have been fully satisfied;

                 (ii) copies certified by an officer of the Company of the resolutions duly adopted by the Company's board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the Charter Amendment and the filing of the Charter Amendment with the Delaware Secretary of State, the reservation for issuance upon conversion of the Preferred Stock of an aggregate of 529,049 shares of Common Stock, the issuance and sale of the Series B Preferred Stock, and the consummation of all other transactions contemplated by this Agreement;

                 (iii) copies certified by an officer of the Company of the resolutions of the Company's stockholders authorizing and approving the Charter Amendment and the filing of the Charter Amendment with the Delaware Secretary of State;

                 (iv) copies of the Certificate of Incorporation, the Charter Amendment (as filed with the Delaware Secretary of State) and the Company's bylaws, each as in effect at the Closing;

                 (v) copies certified by an officer of the Company of any governmental consents, approvals and filings (if any) required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings);

                 (vi) for the Purchasers which are SBICs, duly completed and executed SBA Forms 480, 652 and 1031 (Part A) together with a five-year business plan showing the Company's financial projections (including balance sheets and income and cash flows statements) for such five-year period, a written statement from the Company regarding its intended use of proceeds from the financing and a list after giving effect to the transactions contemplated by this Agreement of
         (a) the name of each of the Company's directors, (b) the name and title of each of the Company's officers and (c) the name of each of the Company's stockholders setting forth the number and class of shares held; and

                 (vii) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its special counsel may reasonably request.

                 2M.      Proceedings.  All corporate and other proceedings
taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

                 2N.      Waiver.  Any condition specified in this Section 2
may be waived by the Purchasers; provided that no such waiver shall be effective against any Purchaser unless it is set forth in a writing executed by such Purchaser.

                 Section 3.  Covenants.

                 2A.      Financial Statements and Other Information.  The
Company shall deliver to each Purchaser and each Series A Purchaser (other than Robert J. Shiver) (so long as such Person holds any Underlying Common Stock), to each other holder of at least 10% of the Underlying Common Stock then in existence and to Robert J. Shiver (so long as he holds at least 10,000 shares of Series A Underlying Common Stock) (such Purchaser or other holder or Robert
J. Shiver (so long as he holds at least 10,000 shares of Series A Underlying Common Stock) being referred to herein as a "Qualified Holder"):

                 (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year (except for the last month of the Company's fiscal year), unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such monthly period, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles (absent note disclosures), consistently applied and shall be certified by the Company's Chief Financial Officer (or, if the Company has no Chief Financial Officer or another person performing the functions of the Chief Financial Officer, then certified by the Company's President);

                 (ii) as soon as available but in any event within 30 days after the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries, and quarterly unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles (absent note disclosures), consistently applied and shall be certified by the Company's Chief Financial Officer (or, if the Company has no Chief Financial Officer or another person performing the functions of the Chief Financial Officer, then certified by the Company's President);

                 (iii) accompanying the financial statements referred to in subparagraphs (i) and (ii), an Officer's Certificate stating that there is no Event of Noncompliance in existence and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any Event of Noncompliance or any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

                 (iv) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities or any "going concern" qualifications related solely to the possible accounting treatment of the Series A Preferred Stock or the Series B Preferred Stock as debt rather than equity) of an independent accounting firm of recognized national standing acceptable to the holders of a majority of the Underlying Common Stock then in existence, (b) a certificate from such accounting firm, addressed to the Company's board of directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an Event of Noncompliance in existence or that there was any other default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any other material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any Event of Noncompliance or other default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and
         (c) a copy of such firm's annual management letter to the board of directors;

                 (v) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

                 (vi) as soon as practicable and in any event no later than 30 days after the close of each fiscal year of the Company, a monthly operating and capital expenditure budget for the Company and its Subsidiaries for the next immediate fiscal year, a five-year strategic business plan for the subsequent five fiscal years of the Company and promptly upon preparation thereof any other significant budgets and plans prepared by the Company and any revisions of such budgets and plans, and within 30 days after any monthly period in which there is a material adverse deviation from the monthly operating and capital expenditure budget, a statement explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

                 (vii) promptly (but in any event within five business days) after the discovery or receipt of notice of any Event of Noncompliance, any default under any material agreement to which it or any of its Subsidiaries is a party or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

                 (viii) within ten days after transmission thereof, copies of all financial statements, proxy statements, material reports and any other material general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

                 (ix) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this paragraph 3A may reasonably request.

Each of the financial statements referred to in subparagraphs (i), (ii) and (iv) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.

                 Notwithstanding the foregoing, the provisions of this paragraph 3A shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (b) promptly provides to each Person otherwise entitled to receive information pursuant to this paragraph 3A all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act; provided that so long as any shares of Preferred Stock remain outstanding, within 30 days after the end of each of the Company's fiscal quarters, the Company shall continue to deliver to each Qualified Holder the information specified in subparagraph 3A(iii); and provided further that so long as any shares of Underlying Common Stock remain in existence, the Company shall continue to deliver to each Qualified Holder, the information specified in subparagraphs 3A(iv)(b), 3A(vii) and 3A(ix).

                 Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its Subsidiaries under paragraph 3A, 3B or 3C shall use its best efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder which the Company has reasonably designated as proprietary or confidential in nature; provided that each such Person may disclose such information (a) in connection with the proposed sale or transfer of any Underlying Common Stock if the proposed transferee agrees in writing to be bound by the confidentiality provisions hereof and (b) to the extent such Person which is a partnership or other venture capital fund desires, according to its policies as in effect from time to time, to disclose summary or financial information about the Company to investors in and other partners of such Person as part of such Person's regular communication process with its investors and partners.

                 For purposes of paragraphs 3A and 3C hereof, the terms "Purchaser" and "Series A Purchaser" shall include any partner of a Purchaser or Series A Purchaser who received shares of Underlying Common Stock pursuant to a distribution from or a liquidation of such Purchaser.

                 For purposes of this Agreement and the Registration Agreement, all holdings of Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and Registration Agreement. "Affiliate" means any Person which controls, is controlled by or is under common control with another Person and Persons which have received distributions of securities from a partnership holding such securities.

                 3B. Inspection of Property. The Company shall permit any representatives designated by any Qualified Holder, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any Purchaser or any such holder of Series B Preferred Stock or Series B Underlying Common Stock, or an executed copy of the 1994 Purchase Agreement by any holder of Series A Underlying Common Stock, to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons.

                 3C.      Attendance at Board Meetings.  The Company shall give
each Purchaser and Series A Purchaser (so long as such Person holds at least 10% of the Underlying Common Stock then in existence) and Robert J. Shiver (so long as he holds at least 10,000 shares of Series A Underlying Common Stock) written notice of each meeting of its board of directors and each committee thereof at the same time and in the same manner as notice is given to the directors (which notice shall be confirmed in writing to each such Person), and the Company shall permit a representative of each such Person to attend as an observer all meetings of its board of directors and all committees thereof. Each representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If the Company proposes to take any action by written consent in lieu of a meeting of its board of directors or of any committee thereof, the Company shall use reasonable efforts to give written notice thereof to each such Person prior to the effective date of such consent describing the nature and substance of such action and in any event shall give prompt written notice thereof after the effective date of such consent. All the rights of the Purchasers and Series A Purchasers under this paragraph 3C shall be given to any transferee of such Purchasers and Series A Purchasers who receives Underlying Common Stock if such transferee provides to the Company a written opinion of counsel that such transferee is required to have such rights under ERISA (as defined in paragraph 5R(a) below).

                 3D.      Restrictions.  Subject to paragraph 3H below and
except as set forth on the attached Restrictions Schedule, so long as any of the Underlying Common Stock remains in existence, the Company shall not, without the prior written consent of the Required Holders:

                          (i) directly or indirectly declare or pay any dividends or make any distributions upon or with respect to any of its capital stock or other equity securities other than the Series B Preferred Stock and the Series A Preferred Stock pursuant to the terms of the Charter Amendment, except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock;

                          (ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than the Series B Preferred Stock or the Series A Preferred Stock pursuant to the terms of the Charter Amendment;

                          (iii) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features, but excluding any senior or subordinated debt on market terms with equity rights attached that are the equivalent for all such debt in the aggregate of not more than 5% of the outstanding Common Stock of the Company) or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Series B Preferred Stock or the Series A Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise;

                          (iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or, except as permitted under clause (viii) of this paragraph 3D, Investments in, any Person (other than the Company or a Wholly-Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (a) reasonable advances to employees in the ordinary course of business, (b) acquisitions permitted pursuant to subparagraph (viii) below and (c) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc.;

                          (v) merge or consolidate with any Person or, except as permitted by subparagraph (viii) below, permit any Subsidiary to merge or consolidate with any Person (other than a Wholly-Owned Subsidiary) (it being understood that this subparagraph
         (v) shall not apply to a purchase of stock by the Company of any other Person which is not followed or accompanied by a merger or consolidation of such person into or with the Company);

                          (vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Company's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) or sell or permanently dispose of any of its or any Subsidiary's Intellectual Property Rights (other than any sale to a Wholly-Owned Subsidiary);

                          (vii)   liquidate, dissolve or effect a
         recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

                          (viii) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $5,000,000 in any one transaction or series of related transactions;

                          (ix) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the commercial and residential security monitoring business and related businesses;

                          (x) become subject to or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company's right to perform the provisions of this Agreement, the Registration Agreement, the Certificate of Incorporation, the Charter Amendment or the Company's bylaws (including, without limitation, provisions relating to the declaration and payment of dividends on, the making of redemptions of and conversions of the Series B Preferred Stock and the Series A Preferred Stock);

                          (xi) except as expressly contemplated by this Agreement, make any amendment to the Certificate of Incorporation, the Charter Amendment or the Company's bylaws, or file any resolution of the board of directors with the Delaware Secretary of State containing any provisions, which would increase the number of authorized shares of the Series B Preferred Stock or the Series A Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Series B Preferred Stock, the Series A Preferred Stock or the

         Underlying Common Stock under this Agreement, the Certificate of Incorporation, the Charter Amendment, the Company's bylaws or the Registration Agreement;

                          (xii) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors or employees or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

                          (xiii) establish or acquire (a) any Subsidiaries other than Wholly-Owned Subsidiaries or (b) any Subsidiaries organized outside of the United States and its territorial possessions;

                          (xiv)   change its fiscal year;

                          (xv) increase the authorized size of its board of directors above 9 members or decrease the authorized size of its board of directors below 9 members; or

                          (xvi) issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary.

                 3E.      Compliance with Agreements.  The Company shall
perform and observe all of its obligations to each holder of the Series B Preferred Stock and the Series A Preferred Stock and all of its obligations to each holder of the Underlying Common Stock set forth in the Certificate of Incorporation, the Charter Amendment and the Company's bylaws and all of its obligations to each holder of Registrable Securities set forth in the Registration Agreement.

                 3F.      Current Public Information.  At all times after the
Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the

         Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

                 3G.      Affirmative Covenants.  So long as any of the
Underlying Common Stock remains in existence the Company shall, and shall cause each Subsidiary to use its best efforts, to:

                 (i) cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its business;

                 (ii) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary repairs, renewals and replacements, so that its businesses may be properly conducted at all times;

                 (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                 (iv) comply with all other material obligations which it incurs pursuant to any contract or agreement as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                 (v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole; and

                 (vi) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

                 3H. Termination of Covenants. Notwithstanding any other provisions in this Section 3, the provisions of paragraphs 3D (other than clause 3D(x)(b)) and 3G (other than clauses 3G(v) and 3G (vi)) shall terminate upon the last to occur of (i) the conversion of at least 90% of the shares of the Series B Preferred Stock issued hereunder, (ii) the conversion of at least 90% of the shares of the Series A Preferred Stock issued under the 1994 Purchase Agreement or (iii) the consummation of a Qualified Public Offering.

                 Section 4.  Transfer of Restricted Securities.

                 4A.      General Provisions.  Restricted Securities are
transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in paragraph 4B below, any other legally available means of transfer.

                 4B.      Opinion Delivery.  In connection with the transfer of
any Restricted Securities (other than a transfer described in paragraph 4A(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities deliver to the Company an opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in paragraph 7C. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this paragraph and paragraph 7C.

                 4C.      Rule 144A.  Upon the request of any Purchaser, the
Company shall promptly supply to such Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

                 4D.      Legend Removal.  If any Restricted Securities become
eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in paragraph 7C from the certificates for such Restricted Securities.

                 Section 5. Representations and Warranties of the Company. As a material inducement to the Purchasers to enter into this Agreement and purchase the Series B Preferred Stock, the Company hereby represents and warrants that:

                 5A.      Organization and Corporate Power.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of Delaware and, except as set forth on the attached Organization Schedule, is qualified to do business in every jurisdiction in which the character of the Company's properties or the nature of the Company's activities requires it to be so qualified. The Company has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's charter documents and bylaws which have been furnished to the Purchasers' counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is not in default under or in violation of any provision of its charter documents or bylaws.

                 5B.      Capital Stock and Related Matters.

                 (i) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of those shares of capital stock of the Company set forth on the attached Capital Stock Schedule. Except as set forth on the attached Capital Stock Schedule, as of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except as set forth in this Agreement and as disclosed to the Purchasers prior to the date of this Agreement. Except as set forth on the attached Capital Stock Schedule, as of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

                 (ii) Except as set forth on the attached Capital Stock Schedule, there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to (a) the issuance of the Series B Preferred Stock hereunder or the issuance of the Common Stock upon conversion of the Series B Preferred Stock, except those as have been waived by the Persons possessing such rights and (b) except as set forth in the Stockholders Agreement, the issuance of any other equity securities by the Company or any Subsidiary. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Series B Preferred Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. Except as set forth on the attached Capital Stock Schedule, to the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except as contemplated by this Agreement and the Stockholders Agreement.

                 5C.      Subsidiaries; Investments.  The attached Subsidiary
Schedule correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its Business and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of capital stock of each Subsidiary are validly issued, full paid and nonassessable, and all such shares are owned by the Company or another Subsidiary free and clear of any Lien and not subject to any option or right to purchase any such shares. Except as set forth on the Subsidiary Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person. Each representation and warranty with respect to the "Company" contained in this
Section 5 (other than the representations and warranties contained in paragraphs 5A, 5B(i) and 5E) is also true and correct with respect to each Subsidiary listed on the attached Subsidiary Schedule.

                 5D.      Authorization; No Breach.  The execution, delivery
and performance of this Agreement, the Registration Agreement and all other agreements contemplated hereby and thereby to which the Company is a party, have been duly authorized by the Company. This Agreement, the Registration Agreement and all other agreements contemplated hereby and thereby each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights and the application of general rules of equity. The execution and delivery by the Company of this Agreement, the Registration Agreement and all other agreements contemplated hereby and thereby to which the Company is a party, the offering, sale and issuance of the Series B Preferred Stock hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not
(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the charter or bylaws of the Company, or, any law, statute, rule or regulation to which the Company is subject, or any commitment, understanding, agreement, instrument, order, judgment or decree to which the Company is subject.

                 5E.      Financial Statements.  Attached hereto as the
Financial Statements Schedule are the following financial statements:

                        (i) the unaudited consolidated balance sheets of the Company as of December 31, 1994, and the related statements of income and cash flows (or the equivalent) for the period from the inception of the Company until December 31, 1994; and

                       (ii) the unaudited consolidated balance sheet of the Company as of May 31, 1995 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the 5-month period then ended.

Each of the foregoing financial statements is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles (absent note disclosures), consistently applied.

                 5F.      Absence of Undisclosed Liabilities.  Except as set
forth on the attached Liabilities Schedule, the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

                 5G.      No Material Adverse Change.  Since the date of the
Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of the Company.

                 5H.      Governmental Consent, etc.  No permit, consent,
approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as expressly contemplated herein or in the exhibits hereto.

                 5I.      Absence of Certain Developments.  Except as expressly
contemplated by this Agreement or as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, the Company has not:

                 (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                 (ii) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                 (iii) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                 (iv) declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                 (v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

                 (vi) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims;

                 (vii) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person;

                 (viii) suffered any extraordinary losses or waived any material rights, whether or not in the ordinary course of business or consistent with past practice;

                 (ix) made capital expenditures or commitments therefor that aggregate in excess of $10,000;

                 (x) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $5,000 in the aggregate;

                 (xi) made any charitable contributions or pledges in excess of $1,000 in the aggregate;

                 (xii) suffered any damage, destruction or casualty loss exceeding in the aggregate $5,000, whether or not covered by insurance;

                 (xiii) made any Investment in or taken steps to incorporate any Subsidiary; or

                 (xiv) entered into any other transaction other than in the ordinary course of business or entered into any other material transaction, whether or not in the ordinary course of business.

                 5J.      Assets.  Except as set forth on the attached Assets
Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the material properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable. Except as described on the Assets Schedule, the Company's buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. The Company owns or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                 5K.      Tax Matters.  Except as set forth on the attached
Taxes Schedule: the Company has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company in all material respects has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company shall not exceed the recorded liability therefor on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); the federal income Tax Returns of the Company have been audited and closed for all tax years through 1995; no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company's Tax liability.

                 5L.      Contracts and Commitments.

                 (i) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, as of the Closing, the Company is not a party to any written or oral:

                          (a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement (excluding, for purposes of this subparagraph (a) only, any employment compensation arrangements of the type described in subparagraph (b) below, whether or not providing annual compensation in excess of $100,000) providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any severance agreements;

                          (b) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors or affiliates;

                          (c) contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $5,000;

                          (d) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                          (e) guarantee of any obligation in excess of $10,000;

                          (f) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

                          (g) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company (other than any leases of security alarm monitoring equipment to customers of the Company pursuant to written agreements or contracts);

                          (h) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any patent, trademark, trade name, copyright, know-how, trade secret or confidential information);

                          (i) warranty agreement with respect to its services rendered or its products sold or leased (other than any installation warranty agreements entered into in connection with the installation of security alarm monitoring systems);

                          (j) agreement under which it has granted any Person any registration rights (including piggyback rights);

                          (k)     sales, distribution or franchise agreement;

                          (l) material agreement with a term of more than six months which is not terminable by the Company or any Subsidiary upon less than 30 days notice without penalty;

                          (m) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                          (n) contract, agreement or other arrangement with any officer, director, employee or Affiliate, or any Affiliate of any officer, director or employee (other than any contracts, agreements or arrangements covered by clause (b) above or entered into in the ordinary course of business consistent with past practice);

                          (o) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually.

                 (ii) Except as set forth on the attached Contracts Schedule, all of the contracts, agreements and instruments set forth on the attached Contracts Schedule are valid, binding and enforceable against the Company in accordance with their respective terms. Except as set forth on the attached Contracts Schedule, the Company has performed all obligations required to be performed by it under the contracts, agreements and instruments listed on the attached Contracts Schedule and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which the Company is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any contract, agreement or instrument to which the Company is subject; and the Company has no present expectation or intention of not fully performing all such obligations; the Company has no knowledge of any breach or anticipated breach by the other parties to any contract or commitment to which it is a party.

                          (iii) The Purchasers have been supplied with a true and correct copy of each of the written contracts and an accurate description of the oral contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

                 5M.      Customers and Suppliers.

              (i) The attached Customer Schedule lists the 10 largest customers of the Company based on recurring monthly revenues and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. The Customer Schedule also lists any additional current customers which the Company anticipates shall be among the 10 largest customers for the current fiscal year.

             (ii) Since the date of the Latest Balance Sheet, no material supplier of the Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no customer listed on the Customer Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

                 5N.      Intellectual Property Rights.

               (i) The attached Intellectual Property Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned or used by the Company, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company, (c) unregistered trade names and corporate names owned or used by the Company and (d) unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company. The Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, the Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens. Except as set forth on the Intellectual Property Schedule, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company has not had and would not reasonably be expected to have a material adverse effect on the conduct of the Company's business, and no such loss or expiration is threatened, pending or reasonably foreseeable. The Company has taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights which it owns. To the best of the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

              (ii) Except as set forth on the Intellectual Property Schedule, (a) the Company owns all right, title and interest in and to all of the Intellectual Property Rights listed on such Schedule, free and clear of all Liens, (b) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the best of the Company's knowledge, there are no grounds for the same, (c) the Company has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party), (d) the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and (e) to the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement shall have no material adverse effect on the Company's right, title and interest in and to the Intellectual Property Rights listed on the Intellectual Property Schedule.

                 5O.      Litigation, etc.  There are no actions, suits,
proceedings, orders, investigations or claims pending or, to the best of the Company's knowledge, threatened against or affecting the Company (or to the best of the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to its business or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's knowledge, any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit); and, to the best of the Company's knowledge, there is no basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency. Except as set forth on the attached Litigation Schedule, the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to, and has arisen in connection with or from, its business, operations, assets or properties.

                 5P.      Brokerage.  There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                 5Q.      Insurance.  The attached Insurance Schedule contains
a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. The Company is not in default with respect to its obligations under any insurance policy maintained by it. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business.

                 5R.      Employees.  The Company is not aware that any
executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company. The Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and the Company is not aware that it has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Company, nor, to the best of the Company's knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees and consultants. Except as set forth on the attached Employees Schedule:

                  (a) The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

                  (b) The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

                  (c) The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                  (d) The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

                  (e) The Company does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated. Such plans and other arrangements are referred to as the "Other Plans."

                  (f) With respect to the Other Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet. None of the Other Plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet.

                 5S.      Compliance with Laws.  Except as set forth on the
attached Compliance Schedule, the Company has not violated any law or any governmental regulation or requirement which violation would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations, business prospects employee relations or customer or supplier relations of the Company and the Company has not received notice of any such violation. The Company is not subject to any clean up liability, or has reason to believe it may become subject to any clean up liability, under any federal, state or local environmental law, rule or regulation.

                 5T.      Small Business Matters.  The Company, together with
its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.401), is a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.802. The information regarding the Company and its affiliates set forth in the Small Business Administration Form 480, Form 652 and Part A of Form 1031 delivered at the Closing is accurate and complete. Copies of such forms shall have been completed and executed by the Company and delivered to each Purchaser at the Closing together with a written statement of the Company regarding its planned use of the proceeds from the sale of the Series B Preferred Stock. Neither the Company nor any Subsidiary presently engages in, and it shall not hereafter engage in, any activities, nor shall the Company or any Subsidiary use directly or indirectly the proceeds from the sale of the Series B Preferred Stock hereunder for any purpose, for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act of 1958 and the regulations thereunder (including Title 13, Code of Federal Regulations, Section 107.804 and Section 107.901).

                 5U.      Affiliated Transactions.  Except as set forth on the
attached Affiliated Transactions Schedule, no officer, director, employee, stockholder or Affiliate of the Company or any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any material agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

                 5V.      Investment in United States Real Property Interests.
The Company represents and warrants that its capital stock does not constitute a United States real property interest as that term is defined in Section 897(c)(1)(A)(ii) of the IRC. The preceding representation is based on a determination by the Company that the Company is not and has not been a United States real property holding corporation (as that term is defined in Section 897(c)(2) of the IRC and in Section 1.897-2(b) of the Treasury Regulations issued thereunder) during the five (5)-year period preceding the date hereof. The Company has no current plans or intentions which would cause the Company to become a United States real property holding company, and the Company has filed with the IRS all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations. The Company shall use its best efforts to ensure that it does not at any time in the future become a United States real property holding corporation. If at any time in the future the Company should become a United States real property holding corporation, the Company shall, as promptly as possible, notify the Purchasers of such change in status.

                 5W.      Unrelated Business Taxable Income.  The Company
represents and warrants that any gross income derived by the Purchasers from the Company shall be in the form of dividends, interest, capital gains and losses from the disposition of property, and rents and royalties, but only such rents and royalties as are excluded pursuant to IRC Sections 512(b)(2) and 512(b)(3), respectively, in calculating unrelated business taxable income and only such dividends, interest, capital gains and losses, and rents and royalties that are not included under Section 512(b)(4) of the IRC in calculating unrelated business taxable income.

                 5X.      Qualified Small Business.  The Company represents and
warrants that to the best of its knowledge it qualifies as a "Qualified Small Business" as defined in Section 1202(d) of the IRC and covenants that so long as its shares are held by the Purchasers (or a transferee in whose hands the shares are eligible to qualify as Qualified Small Business Stock as defined in
Section 1202(c) or the IRC), it will use its reasonable best efforts to cause the shares to qualify as Qualified Small Business Stock.

                 5Y.      Disclosure. Neither this Agreement nor any of the
exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to any Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided that with respect to the financial projections furnished to the Purchasers by the Company, the Company represents and warrants only that such projections were based upon assumptions reasonably believed by the Company to be reasonable and fair as of the date the projections were prepared in the context of the Company's history and current and reasonably foreseeable business conditions. There is no fact which the Company has not disclosed to the Purchasers in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company and its Subsidiaries taken as a whole.

                 5Z.      Closing Date.  The representations and warranties of
the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to the Purchasers shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                 Section 6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                 "1994 Purchase Agreement" means the Series A Preferred Stock Purchase Agreement dated December 30, 1994, and amended as of March 1, 1995, by and among the Company, Centennial, Larimer and Robert J. Shiver, as in effect on the date hereof.

                 "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and any such Person's general or limited partner.

                 "Centennial Stock" means the Series B Underlying Common Stock initially purchased by Centennial and Larimer pursuant to this Agreement.

                 "Chemical Stock" means the Series B Underlying Common Stock initially purchased by Chemical pursuant to this Agreement.

                 "Hancock Stock" means the Series B Underlying Common Stock initially purchased by Hancock pursuant to this Agreement.

                 "Indebtedness" means all indebtedness for borrowed money (including purchase money obligations) maturing one year or more from the date of creation or incurrence thereof or renewable or extendible at the option of the debtor to a date one year or more from the date of creation or incurrence thereof, all indebtedness under revolving credit arrangements extending over a year or more, all capitalized lease obligations and all guarantees of any of the foregoing.

                 "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof,
(vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                 "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

                 "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                 "IRS" means the United States Internal Revenue Service.

                 "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                 "Masada Purchase Agreement" means the Stock Purchase Agreement, dated June 10, 1994 and amended as of June 23, 1995, among the Company and Masada, as in effect on the date hereof.

                 "Masada Stock" means the Series B Underlying Common Stock initially purchased by Masada pursuant to this Agreement.

                 "Officer's Certificate" means a certificate signed by the Company's president or other executive officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

                 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock.

                 "Qualified Public Offering" means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of the Company's Common Stock having an aggregate offering value of at least $15 million and a price per share paid by the public for such Common Stock of at least 300% of the Conversion Price (as defined in the Charter Amendment) of the Series B Preferred Stock in effect immediately prior to the closing of the sale of such shares pursuant to such public offering.

                 "Required Holders" means at least three out of the following four persons or groups of persons: (a) the holders of a majority of the Centennial Stock, (b) the holders of a majority of the Chemical Stock, (c) the holders of a majority of the Hancock Stock, and (d) the holders of a majority of the Masada Stock.

                 "Restricted Securities" means (i) the Series B Preferred Stock issued hereunder, and (ii) any securities issued with respect to or upon conversion of the Series B Preferred Stock referred to in (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, or in connection with the conversion of such Series B Preferred Stock. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in paragraph 7B have been delivered by the Company in accordance with paragraph 4(ii). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in paragraph 7B.

                 "SBA" means the United States Small Business Administration, and any successor agency performing the functions thereof.

                 "SBIC" means a small business investment company licensed under the SBIC Act.

                 "SBIC Act" means the Small Business Investment Act of 1958, as amended.

                 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                 "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

                 "Series A Preferred Stock" means the Company's Series A Convertible Preferred Stock, par value $.001 per share.

                 "Series A Purchaser" means any original purchaser under the 1994 Purchase Agreement.

                 "Series A Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Series A Preferred Stock issued pursuant to the 1994 Purchase Agreement, (ii) any Common Stock issued or issuable upon the exercise of a Contingent Warrant (as defined in paragraph 7F(vi) below) and (iii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Series A Preferred Stock shall be deemed to be the holder of the Series A Underlying Common Stock obtainable upon conversion of the Series A Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series A Preferred Stock. As to any particular shares of Series A Underlying Common Stock, such shares shall cease to be Series A Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

                 "Series B Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Series B Preferred Stock issued pursuant hereto, (ii) any Common Stock issued or issuable upon exercise of a Contingent Warrant (as defined in paragraph 7F(vi) below) and (iii) any Common Stock issued or issuable with respect to the securities referred to in clauses
(i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Series B Preferred Stock shall be deemed to be the holder of the Series B Underlying Common Stock obtainable upon conversion of the Series B Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series B Preferred Stock. As to any particular shares of Series B Underlying Common Stock, such shares shall cease to be Series B Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

                 "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

                 "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                 "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                 "Treasury Regulations" means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                 "Underlying Common Stock" means the Series A Underlying Common Stock and the Series B Underlying Common Stock.

                 "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                 Section 7.  Miscellaneous.

                 7A.      Expenses.  The Company shall pay, and hold each
Purchaser and all holders of Series B Preferred Stock and Series B Underlying Common Stock harmless against liability for the payment of, (i) the fees and expenses incurred (including the reasonable fees and expenses of one special counsel for the Purchasers) in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement which shall be payable at the Closing or, if the Closing does not occur, payable upon demand, (ii) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby, the Certificate of Incorporation, the Charter Amendment and the Company's bylaws (iii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Series B Preferred Stock or any shares of Common Stock issuable upon conversion of Series B Preferred Stock, (iv) the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under this Agreement, the agreements contemplated hereby, the Certificate of Incorporation, the Charter Amendment and the Company's bylaws, (v) the reasonable fees and expenses incurred by each such Person in any filing with any governmental agency with respect to its investment in the Company or in any other filing with any governmental agency with respect to the Company which mentions such Person, and
(vi) the reasonable fees and expenses incurred by any such Person in connection with any transaction, claim (other than a claim by such Person against the Company) or event which such Person believes affects the Company and as to which such Person seeks advice of counsel (collectively, the "Purchasers' Expenses").

                 7B.      Remedies.  The Company and the Purchasers shall be
entitled to enforce any rights under any provision of this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                 7C.      Purchasers' Representations and Warranties.  Each
Purchaser severally represents and warrants that:

                          (i) Such Purchaser is acquiring the Series B Preferred Stock purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Purchaser and subsequent holders of Series B Preferred Stock from transferring such securities in compliance with the provisions of paragraph 4 hereof. The Purchaser understands that the Series B Preferred Stock has not been registered under the Securities Act by reason of its issuance by the Company in a transaction exempt from the registration requirements of the Act. Each certificate for Series B Preferred Stock shall be imprinted with a legend in substantially the following form:

                 "The securities represented by this certificate were originally issued on July 11, 1995, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Purchase Agreement, dated as of July 11, 1995, between the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. The securities represented by this certificate are also subject to certain restrictions on transfer and other matters set forth in the Company's Certificate of Incorporation. A copy of all such conditions and other matters shall be furnished by the Company to the holder hereof upon written request and without charge."

                          (ii) Such Purchaser recognizes that investing in the Series B Preferred Stock involves a high degree of risk, and is in a financial position to hold the Series B Preferred Stock indefinitely and is able to bear the economic risk and withstand a complete loss of its investment in the Series B Preferred Stock; the Purchaser understands that it may incur a complete loss of its investment in the Series B Preferred Stock.

                          (iii) Such Purchaser is a sophisticated investor and is capable of evaluating the merits and risks of investing in the Company given its stage of development.

                          (iv) Such Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management, has been given full and complete access to information concerning the Company, and has utilized such access to its satisfaction for the purpose of obtaining information or verifying information and has had the opportunity to inspect the Company's facilities.

                          (v) Such Purchaser has had the opportunity to ask questions of, and receive answers from, the management of the Company (and any person acting on its behalf) concerning the Series B Preferred Stock and the terms and conditions of this Agreement and the agreements and transactions contemplated hereby, and to obtain any additional information as the Purchaser may have requested in making its investment decision.

                          (vi) Such Purchaser is an "accredited investor," as defined by Regulation D promulgated under the Securities Act.

                          (vii) Such Purchaser has the power (corporate or otherwise) and requisite authority, and has taken all action (corporate or otherwise) necessary, to execute, deliver and perform this Agreement and all other agreements contemplated hereby and thereby to which the Purchaser is a party and to subscribe for and purchase the Series B Preferred Stock.

                          (viii) Such Purchaser has total assets of at least $5,000,000 and net worth of at least $1,000,000; other than Masada, such Purchaser is in the business of providing venture capital financing and its principal purpose is investing in securities issued by other entities; and, other than Masada, such Purchaser has one or more individual partners, managers, and/or employees who regularly make investment decisions on behalf of such Purchaser, and such individual(s), as a result of education and/or experience, is highly sophisticated with respect to investments in securities.

                          (ix)    Each of this Agreement and all other
         agreements contemplated hereby and thereby to which the Purchaser is a party, upon execution by such Purchaser, will be duly authorized, executed and delivered by the Purchaser, and will be the legal and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights and the application of general rules of equity.

                          (x) The execution and delivery by such Purchaser of this Agreement and all other agreements contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Purchaser is subject, or any provision of the Purchaser's charter or bylaws or other internal governing documents or (ii) conflict with, result in a breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, permit, license, instrument, or any other arrangement to which the Purchaser is a party or by which it is bound or to which its assets are subject. No notice, consent, filing, authorization or approval of any government or governmental agency is required for the Purchaser to consummate the transactions contemplated hereby.

                 7D.      Preferred Stock Redemption.

                          (i) At any time after the sixth anniversary of the date hereof, and prior to the consummation of a Qualified Public Offering, each holder of Preferred Stock (for purposes of this Section 7D only, a "Redeeming Holder") shall have the right to require the Company to repurchase all or any portion of the Preferred Stock then held by such Redeeming Holder at $27.50 per share (the "Series B Redemption Price"), if Series B Preferred Stock is to be repurchased, or $20.00 per share (the "Series A Redemption Price"), if Series A Preferred Stock is to be repurchased (the "Redemption"), by delivering a written notice to the Company specifying the number of shares to be purchased (the "Redemption Notice"); provided that the Redemption shall not be authorized unless at such time at least two out of the following three persons or groups of persons have agreed to require the Company to repurchase all or any portion of their shares of Preferred Stock as provided herein (or, pursuant to paragraph 7E below, to repurchase all or any portion of their shares of Underlying

         Common Stock): (a) the holders of a majority of the Centennial Stock,
         (b) the holders of a majority of the Chemical Stock and (c) the holders of a majority of the Hancock Stock. Upon authorization by the such persons or groups of persons, the Company shall notify in writing all Redeeming Holders of the receipt of such authorization and shall allow all such Redeeming Holders to submit a Redemption Notice within 15 days after the delivery by the Company of such written notice to the Redeeming Holders.

                          (ii) Within thirty days after the delivery of written notice by the Company to all Redeeming Holders, and subject to the provisions hereof, the Company shall purchase and the Redeeming Holders shall sell the number of such Redeeming Holders' shares of Preferred Stock specified in the Redemption Notice at a mutually agreeable time and place (the "Redemption Closing").

                          (iii) At the Redemption Closing, the Redeeming Holders shall deliver to the Company certificates representing the Redeeming Holders' shares of Preferred Stock to be repurchased by the Company, and the Company shall deliver to such Redeeming Holders the Series B Redemption Price or the Series A Redemption Price, as provided hereunder, by cashier's or certified check payable to such Redeeming Holders or by wire transfer of immediately available funds to an account or accounts designated by such Redeeming Holders. If the certificates delivered by any Redeeming Holder represent greater than the number of shares of Preferred Stock to be repurchased, the Company shall issue a new certificate to such Redeeming Holder representing that number of shares of Preferred Stock not repurchased by the Company.

                          (iv) If the Company in good faith is unable to honor the Redemption because it cannot obtain sufficient financing or because of restrictions contained in the Company's debt documents, the Company shall use its best efforts to take all such actions as are necessary to honor the Redemption, including the refinancing of the Company's debt or the sale of the Company.

                 7E.      Common Stock Put.

                          (i) At any time after the sixth anniversary of the date hereof, if there has not been consummated a Qualified Public Offering, each holder of Underlying Common Stock (for purposes of this Section 7E only, a "Putting Holder") shall have the right to require the Company to repurchase all or any portion of the Underlying Common Stock then held by such Putting Holder at the Put Price (the "Put") by delivering a written notice to the Company specifying the number of shares to be purchased (the "Put Notice"); provided that the Put shall not be authorized unless at such time at least two out of the following three persons or groups of persons have agreed to put all or any portion of their shares of Underlying Common Stock to the Company as provided herein: (a) the holders of a majority of the Centennial Stock,

         (b) the holders of a majority of the Chemical Stock and (c) the holders of a majority of the Hancock Stock. Upon authorization by such persons or groups of persons, the Company shall notify in writing all Putting Holders of the receipt of such authorization and shall allow all such Putting Holders to submit a Put Notice within 15 days after the delivery by the Company of such written notice to the Putting Holders.

                          (ii) After the expiration of such 15-day period, the Company and the Putting Holders shall in good faith promptly determine the Put Price, as provided hereunder, and subject to the provisions hereof within ten days after the determination of the Put Price, the Company shall purchase and the Putting Holders shall sell the number of such Putting Holders' shares of Underlying Common Stock specified in the Put Notice at a mutually agreeable time and place (the "Put Closing"). Any Putting Holder may withdraw from any exercise of the Put by delivering written notice to the Company within five business days after the Put Price has been determined and the Putting Holders have been notified of such determination.

                          (iii) At the Put Closing, the Putting Holders shall deliver to the Company share certificates of Common Stock or Preferred Stock representing the number of shares of Underlying Common Stock to be repurchased by the Company, and the Company shall deliver to such Putting Holders the Put Price, by cashier's or certified check payable to such Putting Holders or by wire transfer of immediately available funds to an account or accounts designated by such Putting Holders.
         If the certificates delivered by any Putting Holder represent greater than the number of shares of Underlying Common Stock to be repurchased, the Company shall issue a new certificate to such Putting Holder representing shares of the same class or series as those represented by the surrendered certificates for the number of shares of Underlying Common Stock not repurchased by the Company.

                          (iv) The "Put Price" shall mean the product of (A) the Market Value of the Company, multiplied by (B) a fraction, the numerator of which shall be the number of the Putting Holder's shares of Underlying Common Stock and Common Stock to be repurchased and the denominator of which shall be the total number of shares of Underlying Common Stock then outstanding on a fully-diluted basis, excluding from such denominator any warrants, convertible securities or other rights to acquire equity securities of the Company where the exercise or conversion price per share thereof exceeds the Put Price per share.
         In calculating the Put Price, all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied.

                          (v) "Market Value" means the fair market value of the Company's entire common equity determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value. Unless otherwise agreed by the Company and the Putting Holders, Market Value shall be determined by an investment banking firm reasonably acceptable to the Company and the Putting Holders, which firm shall submit to the Company and the Putting Holders a written report setting forth such determination. If the parties are unable to agree on an investment banking firm within 15 days after delivery of a Put Notice, a firm shall be selected by lot from the top-tier New York-based investment banking firms, after the Company and the Putting Holders have each eliminated one such firm. Such selected firm shall determine Market Value within 30 days after such selection by lot and shall promptly deliver written notice of Market Value to the Putting Holders and the Company after its determination. The determination of such firm shall be final and binding upon all parties, except that after the determination of Market Value following the exercise of the Put, the Putting Holders may rescind their exercise of such Put. The expenses of the selected investment banking firm shall be borne by the Company; provided that any SBIC Holder who has elected to put its shares of Underlying Common Stock shall pay a portion of such expenses equal to the product of (a) 50% of the total amount of such expenses and (b) a fraction, the numerator of which shall be the number of such SBIC Holder's shares of Underlying Common Stock being repurchased and the denominator of which shall be the total number of shares of Underlying Common Stock being repurchased.

                          (vi) If the Company in good faith is unable to honor the Put because it cannot obtain sufficient financing or because of restrictions contained in the Company's debt documents, the Company shall use its best efforts to take all such actions as are necessary to honor the Put, including the refinancing of the Company's debt or the sale of the Company.

                 7F.      SBIC Regulatory Provisions.

                 (i) The Company shall notify each holder of Underlying Common Stock which is an SBIC (an "SBIC Holder") as soon as practicable (and, in any event, not later than 15 days) prior to taking any action after which the number of record holders of the Company's voting stock would be increased from fewer than 50 to 50 or more, and the Company shall notify each SBIC Holder of any other action or occurrence after which the number of record holders of the Company's voting stock was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur. Upon the occurrence of any such event or transaction, the Company shall enter into a Plan of Divestiture with each SBIC Holder as required by the SBIC Regulations.

                 (ii) Within 75 days after the Closing, the Company shall deliver to each SBIC Holder a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the Financing hereunder by the Company and its Subsidiaries.
In addition to any other rights granted hereunder, the Company shall grant each SBIC Holder and the United States Small Business Administration

(the "SBA") access to the Company's records for the purpose of verifying the use of such proceeds.

                 (iii) Upon the occurrence of a Regulatory Violation or in the event that any SBIC Holder determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of Series B Preferred Stock or Underlying Common Stock (whether under this Agreement, the Certificate of Incorporation or otherwise), each SBIC Holder shall have the right to demand the immediate repurchase of all of the outstanding shares of Series B Preferred Stock and Underlying Common Stock owned by such SBIC Holder at a price per share equal to the purchase price paid for such stock hereunder, plus all Accrued Dividends (as defined in the Charter Amendment) thereon, by delivering written notice of such demand to the Company. The Company shall pay the purchase price for such stock by a cashier's or certified check or by wire transfer of immediately available funds to each SBIC Holder demanding repurchase within 30 days after the Company's receipt of the demand notice, and upon such payment, each such SBIC Holder shall deliver the certificates evidencing the Series B Preferred Stock and Underlying Common Stock to be repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

                 (iv) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Company in terms of expanded revenue and taxes and other economic benefits resulting from the investment (including, but not limited to, technology development or commercialization, minority business development, urban or rural business development and expansion of exports).

                 (v) For purposes of this paragraph, "Regulatory Violation" means, with respect to any SBIC Holder providing Financing under this Agreement, (a) a diversion of the proceeds of such Financing from the reported use thereof on the use of proceeds statement delivered by the Company at the Closing, if such diversion was effected without obtaining the prior written consent of each SBIC Holder (which may be withheld in its sole discretion) or (b) a change in the principal business activity of the Company and its Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one year after the date of the initial Financing hereunder; "SBIC Regulations" means the Small Business Investment Act of 1958 and the regulations issued thereunder as set forth in 13 CFR Section 107 and Section 121, as amended; and the term "Financing" shall have the meaning set forth in the SBIC Regulations.

                 (vi) Notwithstanding anything to the contrary herein, at any time after the Closing, the Company shall have the right to repurchase from any SBIC Holder all but not less than all of the Preferred Stock then held by such SBIC Holder at a price equal to 110% of the

Series B Redemption Price or the Series A Redemption Price, as applicable, provided that the Company issues to each such SBIC Holder on or before the time of such repurchase a warrant (the "Contingent Warrant") exercisable for the number of shares of Common Stock into which the Preferred Stock held by such SBIC is then convertible, with an initial exercise price per share of Common Stock equal to the then applicable Conversion Price (as defined in the Charter Amendment), with anti-dilutive rights identical to those of the Preferred Stock being repurchased and having such other terms and provisions as are reasonably acceptable to such SBIC Holder.

                 (vii) Notwithstanding anything to the contrary above, the Company shall not be able to exercise it rights to repurchase all of the Preferred Stock held by any SBIC Holder unless it has obtained the prior written consent of the holders of at least 80% of the Preferred Stock not held by SBIC Holders.

                 7G.      Regulatory Compliance Cooperation.

                 (i) In the event that any SBIC Holder determines that it has a Regulatory Problem (as defined below), such SBIC Holder shall have the right to transfer its Series B Preferred Stock without regard to any restrictions on transfer set forth in this Agreement or the Stockholders Agreement other than the securities law restrictions set forth in Section 5 hereof (provided that the transferee agrees to become a party to this Agreement), and the Company shall take all such actions as are reasonably requested by such SBIC Holder in order to (a) effectuate and facilitate any transfer by such SBIC Holder of any securities of the Company then held by such SBIC Holder to any Person designated by such SBIC Holder, (b) permit such SBIC Holder (or any of its Affiliate) to exchange all or any portion of the Common Stock then held by it on a share-for-share basis for shares of a class of nonvoting common stock of the Company, which nonvoting common stock shall be identical in all respects to such Common Stock, except that such common stock shall be nonvoting and shall be convertible into Common Stock on such terms as are requested by such SBIC Holder in light of regulatory considerations then prevailing, (c) continue and preserve the respective allocation of the voting interests with respect to the Company arising out of the SBIC's ownership of voting securities and/or provided for in the Stockholders Agreement before the transfers and amendments referred to above (including entering into such additional agreements as are requested such SBIC Holder to permit any Person(s) designated by such SBIC Holder to exercise any voting power which is relinquished by such SBIC Holder and (d) amend this Agreement, the Certificate of Incorporation, the Charter Amendment and other related agreements to effectuate and reflect the foregoing. The parties to this Agreement agree to vote their securities in favor of such amendments and actions.

                 (ii) For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or any SBIC Holder believes that there is a substantial risk of such assertion) that such SBIC

Holder and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Series B Preferred Stock or the Underlying Common Stock.

                 7H.      Amendment of the 1994 Purchase Agreement and the
Masada Purchase Agreement. Effective as of the Closing hereunder, the 1994 Purchase Agreement shall be amended by deleting paragraph 3 thereof in its entirety, and the Masada Purchase Agreement shall be amended by deleting paragraphs 3A through 3F thereof in their entirety.

                 7I.      Consent to Amendments.  Except as otherwise expressly
provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if, but only if, the Company has obtained the written consent of the Required Holders; provided that (a) each of the definitions of the "Centennial Stock", the "Chemical Stock", the "Hancock Stock" and the "Masada Stock", respectively, may only be amended upon the prior written consent of the holders of a majority of the applicable class of stock then in existence; (b) the definition of "Series A Underlying Common Stock" may only be amended upon the prior written consent of at least 90% of the holders of the Series A Preferred Stock then in existence; and (c) the definition of "Series B Underlying Common Stock" may only be amended upon the prior written consent of at least 90% of the holders of the Series B Preferred Stock then in existence. No other course of dealing between the Company and the holder of any Series B Preferred Stock, Series A Preferred Stock or Underlying Common Stock or any delay in exercising any rights hereunder or under the Certificate of Incorporation or the Charter Amendment shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Series B Preferred Stock, Series A Preferred Stock or Underlying Common Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

                 7J.      Survival of Representations and Warranties.  All
representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for twelve months from the date hereof, regardless of any investigation made by the Purchasers or the Company or on any parties' behalf.

                 7K.      Successors and Assigns.  Except as otherwise
expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                 7L.      Severability.  Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 7M.      Counterparts.  This Agreement may be executed
simultaneously in separate counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                 7N.      Descriptive Headings; Interpretation.  The
descriptive captions and headings of this Agreement and the Schedules attached hereto are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                 7O.      Governing Law.  The corporate law of Delaware shall
govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedule hereto shall be governed by the internal law, and not the law of conflicts, of Delaware.

                 7P.      Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and the Purchasers at the addresses set forth on the attached Notices Schedule or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                 7Q.      Understanding Among the Purchasers.  The
determination of each Purchaser to purchase the Series B Preferred Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the other Purchasers that no other Purchaser has acted as an agent of such Purchaser in connection with making its investment hereunder and that no other person shall be acting as an agent of such Purchaser in connection with monitoring its investment hereunder.

                 7R.      No Strict Construction.  The parties hereto have
participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 7S.      Indemnification.  In consideration of each
Purchaser's execution and delivery of this Agreement and acquiring the Series B Preferred Stock hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of Series B Preferred Stock and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Stock or (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees , except for any such Indemnified Liabilities arising on account of the particular Indemnitee's gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.



                                * * * * * * *

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE COMPANY                    CENTENNIAL SECURITY, INC.

                                   /s/ Robert J. Shiver
                               -------------------------------------------------
                               By:    Robert J. Shiver
                               Its:   President and Chief Operating  Officer


THE PURCHASERS                 CENTENNIAL FUND IV, L.P.

                               By:    Centennial Holdings IV, L.P.,
                                      its General Partner

                               By:     /s/ David C. Hull, Jr.
                                      ------------------------------------------
                                      David C. Hull, Jr.
                                      General Partner


                               CHEMICAL VENTURE CAPITAL ASSOCIATES

                               By:    Chemical Venture Partners
                               Its:   General Partner

                                      By:     /s/ Stephen P. Murray
                                             -----------------------------------
                                      Its:   General Partner



                               HANCOCK VENTURE PARTNERS IV--DIRECT FUND, L.P.

                               By:    Back Bay Partners XII L.P.

                               By:    Hancock Venture Partners, Inc.

                               By:     /s/ William A. Johnston
                                      ------------------------------------------
                                      authorized officer


                               LARIMER & CO.

                               By:     /s/ David C. Hull, Jr.
                                      ------------------------------------------
                               Its:    Executive Vice President
                                      ------------------------------------------


                               MASADA SECURITY, INC.

                               By:     /s/ David P. Lomick
                                      ------------------------------------------
                               Its:    Vice President
                                      ------------------------------------------




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                                   Schedules

Purchasers Schedule

Restrictions Schedule

Organization Schedule

Capital Stock Schedule

Subsidiary Schedule

Financial Statements Schedule

Liabilities Schedule

Developments Schedule

Assets Schedule

Taxes Schedule

Contracts Schedule

Customer Schedule

Intellectual Property Schedule

Litigation Schedule

Insurance Schedule

Employees Schedule

Compliance Schedule

Affiliated Transactions Schedule

Notices Schedule